                 Exhibit 99.1
Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: May 9, 2011	Contact: Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
SIGNS DEFINITIVE AGREEMENT FOR THE PURCHASE OF A MAJORITY
INTEREST IN TURKISH ROTO-GRAVURE MANUFACTURER

PITTSBURGH, PA, May 9, 2011 -- Matthews International Corporation (NASDAQ GSM: MATW) today announced that the Company has signed a definitive agreement for the purchase of a majority ownership interest in Kroma Pre-Press Preparation Systems Industry & Trade, Inc. (“Kroma”).  Kroma, which is located in Izmir, Turkey, is one of the leading providers in Turkey of pre-press services and roto-gravure printing cylinders.  The acquisition is designed to further extend Matthews' presence as the leading provider of reprographic pre-press products and services to the European packaging and tobacco markets.

The purchase price for Matthews to acquire an initial 70% ownership interest in Kroma will be approximately €9.4 million.  In addition, the agreement includes put/call provisions for the purchase of the remaining 30% ownership interest within 3 years. Other terms of the acquisition were not immediately disclosed.  The transaction is subject to government approval in Turkey.  Kroma reported sales of approximately €11 million in calendar 2010.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this press release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.